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PERFORMANT FINANCIAL CORPORATION
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Performant Financial Corporation
333 North Canyons Parkway
Livermore, California 94551

April 25, 2023
Dear Stockholder:
You are cordially invited to attend Performant Financial Corporation’s 2023 Annual Meeting of Stockholders on Tuesday, June 13, 2023 (the "Annual Meeting"). The Annual Meeting will begin promptly at 2:00 PM, EDT at the Courtyard Fort Lauderdale Weston located at 2000 N Commerce Parkway, Weston, Florida 33326.
The formal Notice of the Annual Meeting of Stockholders and the Proxy Statement have been provided as part of this invitation.
Securities and Exchange Commission rules allow companies to furnish proxy materials to their stockholders over the internet. As a result, most of our stockholders will receive in the mail a notice regarding availability of the proxy materials for the Annual Meeting on the internet instead of paper copies of those materials. The notice contains instructions on how to access the proxy materials over the internet and instructions on how stockholders can receive paper copies of the proxy materials, including a proxy or voting instruction form. This process expedites stockholders’ receipt of proxy materials and lowers the cost of our annual meeting.
It is important that your shares be represented and voted at the meeting, regardless of the size of your holdings. Accordingly, please vote your shares in accordance with the enclosed proxy materials. Your shares cannot be voted unless you sign, date and return the enclosed proxy, submit your proxy by telephone or the internet, or attend the Annual Meeting in person.
I look forward to seeing you on June 13, 2023.
Sincerely,

/s/ Lisa C. Im
Lisa C. Im
Chief Executive Officer

PERFORMANT FINANCIAL CORPORATION
333 North Canyons Parkway
Livermore, California 94551

Notice of Annual Meeting of Stockholders
to be held June 13, 2023

To the Stockholders of Performant Financial Corporation:
The 2023 Annual Meeting of Stockholders of Performant Financial Corporation, a Delaware corporation (the “Company”), will be held at the Courtyard Fort Lauderdale Weston located at 2000 N Commerce Parkway, Weston, Florida 33326, on Tuesday, June 13, 2023, at 2:00 PM, EDT. We are holding the Annual Meeting to:
1.Elect two Class II directors to serve until the 2026 Annual Meeting of Stockholders or until their successors are elected and qualified;
2.Ratify the appointment of Baker Tilly US, LLP as our independent registered public accounting firm for 2023; and
3.Conduct a non-binding advisory vote to approve the compensation for the Company’s named executive officers.
We also will transact any other business that may properly come before the Annual Meeting or at any adjournments or postponements of the Annual Meeting.
We have selected April 20, 2023, as the record date for determining the stockholders entitled to notice of the Annual Meeting and to vote at the Annual Meeting and at any adjournments or postponements thereof.

By Order of the Board of Directors
/s/ Lisa C. Im
Lisa C. Im
Chief Executive Officer and Secretary

April 25, 2023

YOUR VOTE IS VERY IMPORTANT
Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote and submit your proxy. If you do not attend the Annual Meeting in person you may vote your shares by proxy over the internet, by telephone or by mail. Please review the instructions under the section entitled “How do I vote my shares?” of the attached proxy statement regarding each of these voting options.

PERFORMANT FINANCIAL CORPORATION
333 North Canyons Parkway
Livermore, California 94551

PROXY STATEMENT

Annual Meeting of Stockholders
June 13, 2023
This proxy statement is being furnished to stockholders of Performant Financial Corporation in connection with the solicitation of proxies by our board of directors for use at our 2023 Annual Meeting of Stockholders, which is described below.
References to the “Company,” “we,” “us” or “our” throughout this proxy statement mean Performant Financial Corporation.
This proxy statement and accompanying form of proxy are made available to stockholders on or about April 25, 2023.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
When and where will the Annual Meeting be held?
The 2023 Annual Meeting of Stockholders will be held on Tuesday, June 13, 2023, at 2:00 PM, EDT, at the Courtyard Fort Lauderdale Weston located at 2000 N Commerce Parkway, Weston, Florida 33326.
What items will be voted on at the Annual Meeting?
The purpose of the Annual Meeting is to:
1.Elect two Class II directors to serve until the 2026 Annual Meeting of Stockholders or until their successors are elected and qualified;
2.Ratify the appointment of Baker Tilly US, LLP as our independent registered public accounting firm for 2023; and
3.Conduct a non-binding, advisory vote to approve the compensation of the Company’s named executive officers.
We will also transact any other business that may properly come before the Annual Meeting or at any adjournments or postponements of the Annual Meeting.
How does the board of directors recommend that I vote?
Our board of directors unanimously recommends that you vote:
1."FOR" the election of the nominees for director; and
2."FOR" the ratification of the appointment of Baker Tilly US, LLP as our independent registered public accounting firm for 2023; and
3.“FOR” the approval of the compensation for the Company’s named executive officers.

Who is entitled to vote at the Annual Meeting?
Stockholders at the close of business on April 20, 2023, the record date for the Annual Meeting, may vote at the Annual Meeting. Each stockholder is entitled to one vote per share held as of the record date for the director nominee to be elected and one vote per share held as of the record date on ratification of the appointment of our auditor and any other matter presented.
Who will engage in a solicitation of proxies? Who will bear the cost of that solicitation?
Certain of our directors, officers and employees may solicit proxies on our behalf by mail, phone, fax, e-mail, or in person. We will bear the cost of the solicitation of proxies. No additional compensation will be paid to our directors, officers or employees who may be involved in the solicitation of proxies.
How do I vote my shares?
You may vote your shares in one of several ways, depending upon how you own your shares.
Shares registered directly in your name with Performant Financial Corporation (through our transfer agent, American Stock Transfer & Trust Company, LLC):
•    Via Internet: Stockholders of record with internet access may submit proxies by following the internet voting instructions on their proxy cards.
•    By Telephone: Stockholders of record may submit proxies by following the telephone voting instructions on each proxy card.
•    In Writing: Stockholders of record may submit proxies by completing, signing and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy. If you return your proxy card but do not specify how you want your shares voted on any particular matter, they will be voted in accordance with the recommendations of the board of directors.
•    In Person at the Annual Meeting: Stockholders of record may vote by attending the Annual Meeting on Tuesday, June 13, 2023, at 2:00 PM, EDT, at the Courtyard Fort Lauderdale Weston located at 2000 N Commerce Parkway, Weston, Florida 33326. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or vote by telephone or the internet so that your vote will be counted if you later decide not to attend the Annual Meeting.
Shares of common stock held in “street” or “nominee” name (through a bank, broker or other nominee):
•    You may receive a separate voting instruction form from your bank, broker or other nominee holding your shares. You should follow the voting instructions provided by your bank, broker or other nominee in order to instruct your bank, broker or other nominee on how to vote your shares. The availability of telephone or internet voting will depend on the voting process of the bank, broker or nominee. To vote in person at the Annual Meeting, you must obtain a proxy, executed in your favor, from the holder of record.
•    If you own shares in “street name” through a bank, broker, or other nominee and do not instruct your bank, broker, or other nominee how to vote, your bank, broker, or other nominee may not vote your shares on proposals determined to be “non-routine.” Of the proposals included in this proxy statement, only the proposal to ratify the appointment of Baker Tilly US, LLP as our independent registered public accounting firm for 2022 is considered to be “routine.” The election of the director nominee is considered to be a “non-routine” matter. Therefore, if you do not provide your bank, broker or other nominee holding your shares in “street name” with voting instructions, those shares will count for quorum purposes, but will not be voted on the election of the director nominee. Therefore, it is important that you provide voting instructions to your bank, broker or other nominee.

If you vote via the internet, by telephone or return a proxy card by mail, but do not select a voting preference, the persons who are authorized on the proxy card and through the internet and telephone voting facilities to vote your shares, will vote your shares in accordance with the recommendations of the board of directors.
How do I change or revoke my proxy?
You may change your vote or revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by mail, you must file with the Secretary of the Company a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. If you submitted your proxy by telephone or the internet, you may change your vote or revoke your proxy with a later telephone or internet proxy, as the case may be. Attendance at the Annual Meeting, by itself, will not revoke a proxy. You may revoke your proxy by telephone by calling the number located on your proxy card and following the instructions or via the internet by going to the internet address on your proxy card and following the instructions.
If you are a stockholder in “street” or “nominee” name, you may revoke your voting instructions by informing the bank, broker or other nominee in accordance with that entity’s procedures for revoking your voting instructions.
What constitutes a quorum for purposes of the Annual Meeting?
On April 20, 2023, the record date, we had 75,505,108 shares of Common Stock outstanding. Voting can only take place at the Annual Meeting if the holders of a majority of the total number of shares of the Common Stock issued and outstanding and entitled to vote on the record date are present either in person or by proxy. Both abstentions and broker non-votes will be treated as present for purposes of determining the existence of a quorum.
What vote is required to approve each matter and how are votes counted?
Proposal 1 - Election of Class II Directors
You may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees.
Stockholders may not cumulate votes in the election of directors, which means that each stockholder may vote no more than the number of shares he or she owns for a single director candidate.
A nominee will be elected as a director at the Annual Meeting if the nominee receives a plurality of the votes cast "FOR" the applicable seat on the board of directors. An abstention or a broker non-vote will not have any effect on the election of nominees.
Proposal 2 - Ratification of the Appointment of Independent Registered Public Accounting Firm
You may vote “FOR”, “AGAINST” or “ABSTAIN”. The affirmative vote of a majority of the voting power of the Common Stock present in person or by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of Baker Tilly US, LLP as our independent registered public accounting firm for the year ended December 31, 2023. Abstentions will have the same effect as "AGAINST" votes. Broker non-votes will not be counted in determining the number of shares entitled to vote.
Proposal 3 - Advisory Vote to Approve Compensation for the Company's Named Executive Officers
You may vote “FOR”, “AGAINST” or “ABSTAIN”. The affirmative vote of the holders of shares of common stock representing a majority of the votes cast on the matter is required for the approval of the non-binding advisory vote on the compensation for the Company’s named executive officers. Broker non-votes and abstentions will not be counted as votes cast on the matter and will have no effect on the outcome of this proposal.
Who will count the vote?
The votes will be counted, tabulated and certified by an Inspector of Elections appointed by the board of directors.

Can I attend the Annual Meeting in person?
We cordially invite all our stockholders to attend the Annual Meeting. Persons who are not stockholders may attend only if invited by us. Evidence of share ownership may be in the form of a valid stock certificate or an account statement from our transfer agent or from a bank, broker or other nominee that evidences ownership as of the record date. Note that in order to vote at the meeting, beneficial owners who own shares in “street name” must present a legal proxy from the record holder of the shares. Stockholders of record must possess a copy of the proxy card in order to be admitted to the Annual Meeting. You should also be prepared to present photo identification for admittance.
Will any other matters be presented at the Annual Meeting?
We do not expect any matters, other than those included in this proxy statement, to be presented at the Annual Meeting because the deadline set forth in our bylaws for nominations for election as a director or to propose other business has already passed. Nonetheless, if you execute and deliver a proxy in the form provided and other matters are presented, the individuals named as proxies will have discretionary authority to vote your shares on any other matters that come before the Annual Meeting.

PROPOSAL 1 — ELECTION OF DIRECTORS
Our board of directors is divided into three classes serving staggered three-year terms. The nominees listed below have been nominated by our board of directors at the recommendation of our nominating and governance committee in accordance with its charter, our Amended and Restated Bylaws and Corporate Governance Guidelines. All of the nominees are currently members of the board of directors. We have no reason to believe that the nominees will be unable to serve as directors. If any of the nominees becomes unable to serve as a director before the meeting (or decides not to serve), the individuals named as proxies may vote for a substitute nominee proposed by the board of directors or we may reduce the number of members of the board of directors. We recommend a vote FOR the nominees listed below.
Nominee for Election at This Meeting for a Term Expiring in 2026 (Class II)
William D. Hansen has served as a member of our board of directors since December 2011. In October 2022, Mr. Hansen was named as the President and CEO of Building Hope, a national non-profit organization providing finance, real estate and school support services for charter schools. From July 2013 through March 2021, Mr. Hansen served as chief executive officer and president of Strada Education Network, formerly called USA Funds, a non-profit organization focused on higher education and workforce challenges. From July 2011 through July 2013, Mr. Hansen served as the chief executive officer of Madison Education Group, LLC, an education-related consulting firm. From July 2009 to December 2010, he served as the president of Scantron Corporation, a provider of assessment and survey solutions. Mr. Hansen also served as the chairman of Scantron Corporation from September 2010 to July 2011. Mr. Hansen held various leadership positions at Chartwell Education Group, LLC, an education-related consulting firm, from July 2005 to July 2009, including chief executive officer and senior managing director. Mr. Hansen served as the Deputy Secretary at the United States Department of Education from May 2001 to July 2003. He served as a director of the First Marblehead Corporation from 2003 until that company was acquired in 2016. Mr. Hansen received a Bachelor’s degree in Economics from George Mason University. Mr. Hansen’s extensive experience in the student loan market provides valuable insight for the members of our board of directors.
Eric Yanagi was appointed to serve as a member of our board of directors on May 5, 2020. Mr. Yanagi is a Managing Director of Mill Road Capital Management LLC and has been with Mill Road since 2008. From 2006 to 2008, Mr. Yanagi was an investment professional at Nautic Partners, a middle-market private equity firm focused on business services, healthcare, manufacturing and media & communications. Prior to Nautic Partners, Mr. Yanagi was an investment banker in the Mergers & Acquisitions Group at Credit Suisse from 2004 to 2006. Mr. Yanagi received a Bachelor’s degree in Economics from Princeton University and a Master of Business Administration from the Haas School of Business at the University of California, Berkeley. Mr. Yanagi’s financial and accounting expertise and experience in business services provides valuable insight for the members of our board of directors.
Our Bylaws provide that a plurality of the votes cast at the meeting is required to elect directors. This means that the nominees for director receiving the highest number of votes cast will be elected. An abstention or a broker non-vote will not have any effect on the election of directors.
Unless authority is withheld, the persons named as proxies in the accompanying proxy will vote for the election of the nominees named above.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE NAMED NOMINEES.

DIRECTORS AND EXECUTIVE OFFICERS
Our executive officers and directors, and their ages and positions as of April 20, 2023, are as set forth below:

Name	Age	Position
Lisa C. Im	58	Chief Executive Officer and Board Chair
Harold T. Leach, Jr.	65	Chief Compliance Officer
Ian A. Johnston	68	Vice President and Chief Accounting Officer
Simeon M. Kohl	56	President
James LaCamp (1)(2)(3)	39	Director
William D. Hansen (1)(2)	63	Director
Bradley M. Fluegel (1)(2)(3)	61	Director
Eric Yanagi (3)	41	Director
(1)    Member of the audit committee.
(2)    Member of the compensation committee.
(3)    Member of the nominating and governance committee.
Board of Directors
Below is additional biographical information about our directors, other than directors nominated for re-election at the Annual Meeting:
Directors Continuing in Office until 2024 (Class III)
Lisa C. Im has served as our Chief Executive Officer since April 2004 and as a member of our board of directors since January 2004. Ms. Im was elected by our board of directors to serve as the Chair of the board of directors in August 2014. From 2002 to 2004, she was Managing Director and Chief Financial Officer of our predecessor before it was acquired by Parthenon Capital Partners. From 1996 to 2002, Ms. Im was with Bestfoods Corporation, a food products manufacturer, where she gained broad experience including in general management as well as executive financial positions for various regions of Bestfoods Corporation. Ms. Im received a Bachelor of Business Administration in Marketing from Loma Linda University and a Master of Business Administration in Finance from California State University, East Bay. Ms. Im’s experiences and perspectives as our Chief Executive Officer led to the conclusion that she should serve as a member of our board of directors.
Bradley M. Fluegel has served as a member of our board of directors since February 2014. Mr. Fluegel has been a Principal at BMF Advisors since February 2018, where he advises healthcare organizations. He previously served as a Senior Vice President for Walgreen Co. from October 2012 to January 2018. From April 2011 to September 2012, Mr. Fluegel served as executive in residence at Health Evolution Partners, a healthcare private equity firm. Mr. Fluegel served as executive vice president and chief strategy and external affairs officer of WellPoint, Inc. from September 2007 to December 2010. Prior to that, Mr. Fluegel served as senior vice president of national accounts and vice president, enterprise strategy at Aetna. Mr. Fluegel received a master’s degree in Public Policy from Harvard University’s Kennedy School of Government and a Bachelor of Arts in Business Administration from the University of Washington. He also serves as a lecturer at the University of Pennsylvania’s Wharton School of Business. Mr. Fluegel’s extensive experience with leading companies in the healthcare market provides valuable insight for the members of our board of directors.

Directors Continuing in Office until 2025 (Class I)
Mr. LaCamp currently serves as Chief Financial Officer at Flock Safety, the leading public safety operating system. At Flock Safety, he oversees the company’s finance, corporate strategy, and business operations functions. Prior to joining Flock, Mr. LaCamp was SVP Finance at Coupa Software. Before joining Coupa, Mr. LaCamp was a Partner at Deloitte and the US Technology Industry Software Leader for Deloitte & Touche LLP, where he served early-stage start-ups to Fortune 50 technology companies. Mr. LaCamp holds a bachelor’s in Accounting from Santa Clara University, a Master of Business Administration degree from The Wharton School of the University of Pennsylvania, and is a CPA in California and Washington. Mr. LaCamp’s experience in growing technology companies as well as his financial and accounting expertise provides valuable insight for the members of our board of directors.

Director Compensation
Our non-employee, independent directors receive an annual retainer of $30,000, prorated for partial service in any year and paid in cash. The non-employee, independent members of our audit committee, compensation committee and nominating and governance committee, other than the chairpersons of those committees, receive an additional annual retainer of $10,000, $6,000 and $5,000, respectively. The chairpersons of our audit committee, compensation committee and nominating and governance committee each receive an additional annual retainer of $20,000, $12,000 and $10,000, respectively.

Our non-employee, independent directors also receive an annual grant of restricted stock units valued at $75,000, vesting in full on the date of the following annual meeting of stockholders or upon a change of control.

New directors are granted restricted stock units valued at $100,000 upon election to the board, vesting ratably over four years or upon a change of control. Our directors do not receive additional fees for attendance at a meeting of our board of directors or a committee of the board.

The table below summarizes the compensation paid by the Company to our non-employee, independent directors for the fiscal year ended December 31, 2022. Cash compensation for Eric Yanagi was paid to Mill Road Capital Management, LLC at Mr. Yanagi’s direction.

Name	Fees Earned or Paid in Cash($)	Stock Awards($)(1)	Option Awards	Total($)
William D. Hansen (2)	61,000	75,000	—	136,000
Bradley M. Fluegel (2)	57,000	75,000	—	132,000
James LaCamp (2)	61,000	75,000	—	136,000
Eric Yanagi (2)	40,000	75,000	—	115,000

(1)The value of each stock award is based on the fair value of the award as of the grant date calculated in accordance with Accounting Standards Codification 718, Stock Compensation (ASC 718) for financial reporting purposes. See Note 8(b) of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2022 for a discussion of our assumptions in determining the ASC 718 values of our stock awards.
(2)These non-employee, independent directors were awarded restricted stock units valued at $75,000 on September 1, 2022 (which equated to 35,377 stock units), which will vest in full (assuming continuous service) on June 13, 2023, the date of the Annual Meeting.
Corporate Governance Guidelines; Code of Business Conduct and Ethics
We have established a corporate governance program to help guide our Company and our employees, officers and directors in carrying out their responsibilities and duties, as well as to set standards for their professional conduct. Our board of directors has adopted Corporate Governance Guidelines, or Governance Guidelines, which provide standards and practices of corporate governance that we have designed to help contribute to our success and to assure public confidence in our Company. In addition, all standing committees of our board of directors operate under charters that describe the responsibilities and practices of each committee. The charters of our standing committees are available on the Investor Relations page of our corporate website at investors.performantcorp.com under the Corporate Governance tab.

We have adopted a Conflict of Interest and Ethics Policy, or Ethics Policy, which provides ethical standards and corporate policies that apply to all of our officers and employees. Our Ethics Policy requires, among other things, that our officers and employees act with integrity and the highest ethical standards, comply with laws and other legal requirements, avoid conflicts of interest, and otherwise act in our best interests. We have also adopted a Code of Ethics for Senior Financial Officers and Directors that applies to senior management and directors and provides for accurate, full, fair and timely financial reporting and the reporting of information related to significant deficiencies in internal controls, fraud and legal compliance.
Composition of the Board of Directors
Our Second Amended and Restated Certificate of Incorporation provides that our board shall consist of not fewer than five and not more than fifteen directors as the board of directors may from time to time determine. Our board of directors currently consists of five directors. The authorized number of directors may be changed by resolution of our board of directors. Vacancies on our board of directors can only be filled by resolution of our board of directors. Our board of directors is currently divided into three classes, each serving staggered, three-year terms:
•Our Class I director is James LaCamp and his term will expire at the Annual Meeting of Stockholders in 2025; and
•Our Class II directors are William D. Hansen and Eric Yanagi and their terms will expire at this Annual Meeting; and
•Our Class III directors are Lisa C. Im and Bradley M. Fluegel and their terms will expire at the Annual Meeting of Stockholders in 2024.
As a result, only one class of directors will be elected at each Annual Meeting of Stockholders, with the other classes continuing for the remainder of their respective terms.
Our board of directors has determined that Messrs. Hansen, LaCamp, Yanagi and Fluegel are “independent directors” as defined under the listing standards of NASDAQ and our Director Independence Policy.
Our directors have served an average of a nine year term.
Our board of directors met a total of four times in 2022. During 2022, all of our directors attended at least 75% of the meetings of our board of directors held during their tenure and 75% of the meetings, if any, of the committees of the board of directors upon which they served. Our board of directors does not have a policy requiring director attendance at annual meetings of our stockholders. Two of our directors attended our 2022 Annual Meeting of Stockholders.

Board Diversity
We believe we have a board of directors that consists of a diverse group who bring a robust set of knowledge, skills, experiences and attributes relevant to our business and industry. In addition to diversity of skills and experience, the below provides an overview regarding other metrics of diversity on our board.

Board Diversity Matrix
As of June 25, 2023

Total Number of Directors	5
Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	1	4	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or American Indian	0	0	0	0
Asian	1	1	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	0	3	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0	0	0	0
Did Not Disclose Demographic Background	0	0	0	0
Leadership Structure of the Board of Directors
Our board of directors selects the Chair of the board of directors in the manner and upon the criteria that it deems best for the Company at the time of selection. The board of directors does not have a prescribed policy on whether the roles of the Chair and Chief Executive Officer should be separate or combined. The board of directors will periodically evaluate whether this leadership structure is in the best interests of the stockholders.
Lisa C. Im is our Chief Executive Officer and the Chair of the Company’s board of directors. As Chair of the board of directors, Ms. Im presides over each meeting of the board of directors, approves meeting agendas and schedules and notifies other members of the board of directors regarding any significant concerns of stockholders or interested parties of which she becomes aware. The Chair of the board of directors also presides over stockholders’ meetings. We believe that our current board leadership structure is appropriate for the Company because it allows for common, strong leadership, with one individual having primary responsibility for both board-level and operational matters.
In February 2014, our board appointed Mr. Hansen as the board's lead independent director with the primary responsibility to call and preside at executive sessions of our independent directors and to consult with the Chair regarding meeting agendas.
Committees of the Board of Directors
Audit committee. Our audit committee consists of Messrs. Hansen, Fluegel, and LaCamp. Mr. LaCamp serves as the chairperson of this committee. The audit committee met four times in 2022. Our board of directors has determined that Mr. LaCamp is an audit committee financial expert, as defined by the rules promulgated by the Securities and Exchange Commission, or the SEC. Our audit committee is composed entirely of independent directors.

In accordance with its charter, our audit committee provides assistance to the board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions. It engages our independent registered public accounting firm, approves the services performed by our independent registered public accounting firm and reviews their reports regarding our accounting practices. The audit committee also oversees the audit efforts of our independent registered public accounting firm and takes those actions as it deems necessary to satisfy itself that the independent registered public accounting firm is independent of management. Lastly, our audit committee reviews with management cybersecurity risks, including the results of independent third-party data security audits and management’s actions designed to mitigate potential breaches of data security.
Compensation committee. Our compensation committee consists of Messrs. Hansen, Fluegel, and LaCamp. Mr. Fluegel serves as chairperson of this committee. Our compensation committee met four times in 2022. Our compensation committee reviews and makes recommendations for approval by the independent members of our board of directors regarding our general compensation policies and the compensation provided to our directors and executive officers. The compensation committee also reviews and makes recommendations for approval by the independent members of our board of directors regarding bonuses for our officers and other employees. In addition, the compensation committee reviews and makes recommendations for approval by the independent members of our board of directors regarding equity-based compensation for our directors and executive officers, approves equity-based compensation for other employees and administers our stock option plans and employee stock purchase plan. Our compensation committee is composed entirely of independent directors.
Nominating and governance committee.  Our nominating and governance committee consists of Messrs. LaCamp, Fluegel, and Yanagi. Mr. Yanagi serves as chairperson of this committee. The nominating and governance committee met four times in 2022. The nominating and governance committee is responsible for making recommendations to the board of directors regarding candidates for directorships and the size and composition of the board. In addition, the nominating and governance committee is responsible for overseeing our Corporate Governance Guidelines and reporting and making recommendations to the board of directors concerning corporate governance matters. Our nominating and governance committee is composed entirely of independent directors.
Compensation Committee Interlocks and Insider Participation
No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other entity, nor has any interlocking relationship existed in the past.
Role of Our Board of Directors in Risk Oversight
One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for oversight of our risk management process. The nominating and governance committee periodically evaluates our risk management process and system in light of the nature of the material risks we face. Our compensation committee assesses and monitors whether any of our compensation policies and programs are reasonably likely to have a material adverse effect on us. Our audit committee periodically assesses any major financial risk exposures and the steps management has taken to monitor and control such exposures. The audit committee also has the responsibility to oversee management’s assessment of major legal and regulatory risk exposures and management’s implementation of policies and procedures to address these risks. In this regard, and because we handle sensitive personal information as part of our business, the audit committee regularly reviews with management cybersecurity risks, including the results of independent third-party data security audits and management’s actions designed to mitigate potential breaches of data security.
Director Nomination Policy
Our nominating and governance committee is responsible for identifying, evaluating, recruiting and recommending qualified candidates to our board of directors for nomination or election. Our board of directors nominates directors for election at each annual meeting of stockholders, and elects new directors to fill vacancies if they occur.

Our board of directors strives to find directors who are experienced and dedicated individuals with diverse backgrounds, perspectives and skills. Our Governance Guidelines contain membership criteria that call for candidates to be selected for their character, judgment, diversity of experience, business acumen and ability to act on behalf of all stockholders. In addition, we expect each director to be committed to enhancing stockholder value and to have sufficient time to effectively carry out his or her duties as a director.
Prior to our annual meeting of stockholders, our nominating and governance committee identifies director nominees first by evaluating the current directors whose terms will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, the candidate’s prior service as a director, and the needs of the board of directors for any particular talents and experience. If a director no longer wishes to continue in service, if the nominating and governance committee decides not to re-nominate a director, or if a vacancy is created on the board of directors because of a resignation or an increase in the size of the board of directors or other event, then the committee considers whether to recommend the nomination of a new director or to recommend a decrease in the size of the board of directors. If the decision is to nominate a new director, then the nominating and governance committee considers various candidates for membership on the board of directors, including those suggested by committee members, other members of the board of directors, a director search firm engaged by the committee, or our stockholders. Prospective nominees are evaluated by the nominating and governance committee based on the membership criteria described above and set forth in our Governance Guidelines.
A stockholder who wishes to recommend a prospective nominee to the board of directors for consideration by the nominating and governance committee should notify our Secretary in writing at our principal office. Such notice must be delivered to our offices by the deadline relating to stockholder proposals to be considered for inclusion in our proxy materials, as described under “General Information — Stockholder Proposals for the 2024 Annual Meeting” in this proxy statement.
Each notice delivered by a stockholder who wishes to recommend a nominee to the board of directors for consideration by the nominating and governance committee generally must include the following information about the proposed nominee:
•    the name, age, business address and residence address of the proposed nominee;
•    the principal occupation of the proposed nominee;
•    the number of shares of our capital stock beneficially owned by the proposed nominee;
•    a description of all compensation and other relationships during the past three years between the stockholder and the proposed nominee;
•    any other information relating to the proposed nominee required to be disclosed pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, the "Exchange Act"; and
•    the proposed nominee’s written consent to serve as a director if elected.
The nominating and governance committee may require any proposed nominee recommended by a stockholder to furnish such other information as the nominating and governance committee may reasonably require, including, among other things, information to determine the eligibility of such person to serve as an independent director or that could be material to a stockholder’s understanding of the independence, or lack thereof, of such person.
In addition, a stockholder may nominate an individual for election at an annual meeting, without the approval of our nominating and governance committee, by following the procedures set forth in Article 3 of our Amended and Restated Bylaws and summarized below under “General Information - Stockholder Proposals for the 2024 Annual Meeting”.

Communications with Directors
Stockholders and interested parties may contact our directors to provide comments, to report concerns, or to ask a question, by mail at the following address:
Chair of the Board
Performant Financial Corporation
333 North Canyons Parkway
Livermore, California 94551
Executive Officers
Below is additional biographical information about our executive officers, other than our Chief Executive Officer, Ms. Im, who also serves as a director:
Simeon M. Kohl has served as our President since March 2022. Prior to appointment as President, Mr. Kohl served as the Company’s Vice President of Healthcare and Vice President of Sales and Account Management from February 2012 to March 2022. Mr. Kohl has more than 20 years of executive management experience and an extensive background in healthcare cost containment and related services. As the Company’s Vice President of Sales and Account Management, Mr. Kohl led Performant’s Commercial Healthcare growth initiatives and client facing programs. Prior to joining the Company, Mr. Kohl served as CEO for HOPS International, Inc., a leading provider of Integrity based analytic solutions for the healthcare and financial industries. Prior to joining HOPS, Mr. Kohl held various senior sales and business development positions with Apple Computer and other privately held technology companies.
Harold T. Leach, Jr. has served as our Chief Compliance Officer of the Company since April 2016. Prior to his role as Chief Compliance Officer, Mr. Leach served as Chief Operating Officer of the Company and our predecessor since May 1982. In these roles, Mr. Leach has been a key participant in the development of our recovery processes and compliance program. During his tenure, Mr. Leach has led the development of our proprietary technology platform and has served as subject matter expert on key Congressional initiatives related to improving the efficacy of government debt management. Mr. Leach also led the development and implementation of our audit and recovery technology operations.
Ian A. Johnston has served as our Vice President and Chief Accounting Officer since April 2017. Prior to appointment as Vice President and Chief Accounting Officer, Mr. Johnston served as the Company’s Corporate Controller since 2005. Mr. Johnston has 30 years of experience in a variety of industries, including service as Vice President and Corporate Controller of InVision Technologies, Inc., a manufacturer of airport security screening devices, and Corporate Controller of CardioGenesis Corporation, a medical device company. He received his Certified Public Accountant accreditation in California, and received a bachelor’s degree in Economics and an MBA from the University of California, Berkeley.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Related Party Transaction Policy
We have a formal written policy that our executive officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior consent of our audit committee, or other independent members of our board of directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is required to conduct a review of all relevant facts reasonably available to our audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.
Registration Agreement
On January 8, 2004, in connection with the consummation of our acquisition by investment funds controlled by Parthenon Capital Partners and certain other stockholders, or the "Acquisition", we entered into a registration agreement with Parthenon Capital Partners and certain other stockholders. This agreement was amended, effective upon the closing of our initial public offering in August 2012. The registration agreement, as amended, (the "Registration Agreement"), provides the stockholders party thereto with certain demand registration rights in respect of the shares of our common stock held by them. In addition, if we register additional shares of common stock for sale to the public, we are required to give notice of such registration to the stockholders who are party to the Registration Agreement of our intention to effect such a registration, and, subject to certain limitations, such holders will have piggyback registration rights providing them with the right to require us to include shares of common stock held by them in such registration. We will be required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares by the stockholders described above. The Registration Agreement includes lock up obligations that restrict the sale of securities during the initial 180 day period, or in certain circumstances 90 day period, following the effective date of any demand registration or piggyback registration effected pursuant to the terms of the Registration Agreement. We are also restricted from engaging in any public sale of equity securities during the initial 180 day period, or in certain circumstances 90 day period, following the effective date of any demand registration or piggyback registration effected pursuant to the terms of the Registration Agreement. The registration agreement includes customary indemnification provisions in favor of the stockholders who are parties thereto and any person who is or might be deemed a controlling person of the stockholders within the meaning of the Securities Act and related parties against liabilities under the Securities Act incurred in connection with the registration of any of our securities. These provisions provide indemnification against certain liabilities arising under the Securities Act and certain liabilities resulting from violations of other applicable laws in connection with any filing or other disclosure made by us under the securities laws relating to any such registrations. We have agreed to reimburse such persons for any legal or other expenses incurred in connection with investigating or defending any such liability, action or proceeding, except that we will not be required to indemnify any such person or reimburse related legal or other expenses if such loss or expense arises out of or is based on any untrue statement or omission made in reliance upon and in conformity with written information provided by such person.
Indemnification Agreements
We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our Amended and Restated Bylaws require us to indemnify these individuals to the fullest extent permitted by Delaware law, subject to certain exceptions.

EXECUTIVE COMPENSATION
Executive Compensation
Compensation Philosophy and Objectives
Our compensation philosophy is to align executive compensation with the interests of our stockholders and therefore to establish financial objectives that our board of directors believes are primary determinants of long-term stockholder value. The primary goal of our executive compensation program is to ensure that we hire and retain talented and experienced executives who are motivated to achieve or exceed our short-term and long-term corporate goals. Our executive compensation programs are designed to reinforce a strong pay-for-performance orientation and to serve the following purposes:
•    to reward our named executive officers for sustained financial and operating performance and leadership excellence;
•    to align their interests with those of our stockholders; and
•    to encourage our named executive officers to remain with us for the long-term.
Compensation Determination Process
All compensation decisions for our executive officers are made by the independent members of our board of directors, generally following the recommendation of our compensation committee. Typically, our Chief Executive Officer makes recommendations to our compensation committee regarding compensation for our executive officers, provided, however, that our Chief Executive Officer makes no recommendations as to her own compensation. Our compensation committee’s recommendations are based on its assessment of the performance of our Company and each individual executive officer, as well as other factors, such as prevailing industry trends. In making recommendations on salaries, annual incentives and equity compensation in 2022, our compensation committee retained the services of compensation consultant Pay Governance to assist in designing our executive compensation program and in identifying market benchmarks for purposes of evaluating the reasonableness and competitiveness of such program.
Elements of Compensation
For fiscal 2022, our executive compensation program consisted of the following elements, each established as part of our program in order to achieve the compensation objective specified below:

Compensation Element	Compensation Objectives Designed to be Achieved and Key Features
Base Salary	Base salary attracts and retains talented executives, recognizes individual roles and responsibilities and provides stable income.
Cash-Based Incentive Compensation	Directly ties pay to key financial metrics, which we believe will lead to sustained value for all stakeholders over the long term.
Equity-Based Compensation
Equity-based compensation, provided primarily in the form of performance stock units and restricted stock units, reinforces the importance of a long-term, ownership orientation, creates alignment with our stockholders, and promotes retention. Equity-based compensation is a critical component of compensation for our executives.

Severance and Other Benefits Potentially Payable upon Termination of Employment or Change in Control	Provides certain of our executives additional incentives to focus on executing our growth strategies and incentives in connection with a potential change of control transaction.
Health and Welfare Benefits	Rounds out a competitive compensation package and aids in retaining our executives.

We do not currently have, and we do not expect to have, formal policies relating to the allocation of total compensation among the various elements of our compensation program.
Base Salaries
The base salaries of our named executive officers are an important part of their total compensation package, and are intended to reflect their respective positions, duties and responsibilities. Base salary is a visible and stable fixed component of our compensation program. Base salaries for our named executive officers were initially established through arms-length negotiation at the time an executive was hired. Our compensation committee reviews the annual base salaries of each of our named executive officers periodically when adjusting annual base salaries, referring to the 25th percentile of similar positions within comparable companies based on general market surveys. (The 25th percentile is relative to the size of the company’s revenue and market capitalization value. In the future, this may change to the 50th percentile if our revenue and market capitalization value warrant a mid-range comparison).
The following table sets forth the base salaries of our named executive officers for fiscal 2022:
Named Executive Officer Fiscal 2022 Base Salary
Lisa Im……..............................................................$400,000
Simeon Kohl.............................................................$341,000
Harold Leach…........................................................$242,000
Ian Johnston……......................................................$240,000
Cash-Based Incentive Compensation
We consider annual cash incentive bonuses to be an important component of our total compensation program which provides incentives to retain and motivate our named executive officers. Each named executive officer is eligible to receive an annual performance-based cash bonus based on a specified target annual bonus award amount, expressed as a percentage of the named executive officer’s base salary.
As discussed below, based on actual results compared to internal management plan, our named executive officers did not achieve their individual target bonus percentages, which differ by individual, and therefore did not receive any form of cash-based incentive compensation for fiscal 2022.
Each named executive officer has a target percentage which is based on input from Pay Governance’s analysis of publicly available information from comparable companies. Additionally, our Chief Executive Officer can voluntarily distribute some portion of her bonus to other officers or managers within the organization as she views appropriate; these allocations are also reviewed and approved by our board of directors and our compensation committee.
For 2022, our annual cash incentive bonus program provided named executive officers the opportunity to earn their full target bonus opportunity based on the achievement of annual revenue, measured at 65% of eligible target bonus, and EBITDA, measured at 35% of eligible target bonus. The formula for determining the amount of an executive’s target bonus opportunity earned was as follows:
[(Actual 2022 Revenue – Plan 2022 Revenue) / Plan 2022 Revenue] x 65% x Target Percentage
Plus
[(Actual 2022 EBITDA – Plan 2022 EBITDA) / Plan 2022 EBITDA] x 35% x Target Percentage

No bonus would be payable to our named executive officers in the event actual revenue and EBITDA were less than 90% of internal Plan. Each component (revenue and EBITDA) eligibility is calculated separately. Illustratively, if 90% of EBITDA target is not achieved, then 35% of bonus eligibility is not awarded. Each bonus component (revenue and EBITDA) is capped at 150% of each named executive officer’s target bonus opportunity and the cap can only be achieved if the actual results are 110% of internal plan. If results are 90% of internal plan, the bonus opportunity drops to 50% of component eligibility.
In early 2023, our compensation committee determined that actual revenue for fiscal 2022 of $109.2 million did not meet the 90% threshold so none of the 65% component was eligible for payout, while actual EBITDA did not meet the 90% threshold so none of the 35% component was eligible for payout.
For 2023, we have adopted a similar annual performance-based cash bonus program for named executive officers.
In addition to our formal cash incentive programs, our compensation committee may approve discretionary bonuses to be paid to our named executive officers from time to time, when it determines it to be appropriate to reward performance or incentivize future results.
Equity-Based Compensation
We view equity-based compensation as a critical component of our balanced total compensation program. Equity-based compensation creates an ownership culture among our employees that provides an incentive to contribute to the continued growth and development of our business and aligns interest of executives with those of our stockholders. Our formal policy for determining the number of equity-based awards to grant to named executive officers is based on analysis of general market surveys. Our compensation committee does reference the 50th percentile of similar positions within comparable companies when approving annual equity awards.
During 2022, our board or directors and our compensation committee offered, but ultimately did not authorize an equity grant to Ms. Im, who (has historically and again) declined new equity considering her existing personal stock ownership of over 1.4 million shares.
Welfare Benefits
We maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. We do not match a participant’s annual eligible contribution to the 401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies; therefore, we may consider a match program in the future.
All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans. These health and welfare plans include medical, dental and vision benefits; short-term and long-term disability insurance; and supplemental life and AD&D insurance.
Role of Executive Officers in Determining Executive Compensation
Our chief executive officer made recommendations to our board of directors and to our compensation committee to assist in determining fiscal 2022 compensation levels, other than with respect to her own compensation. While our board of directors and our compensation committee utilized this information, the ultimate decisions regarding fiscal 2022 executive compensation were made by our board of directors and our compensation committee, as applicable.
Share Ownership Guidelines
In April 2021, our board of directors adopted share ownership guidelines for our executive officers. We believe these guidelines help align the interests of our executives with those of our stockholders and may act as a risk mitigation device.

The share ownership guidelines are based on a multiple of base salary. Under the guidelines, our chief executive officer is required to own shares of our common stock with a value equal to at least four times the executive’s annual base salary. Each of our other executive officers is required to own shares of our common stock with a value equal to at least two times the executive’s annual base salary. The executive officers subject to the guidelines must attain the applicable stock ownership targets by the later of five years after the date the guidelines were adopted and five years after the date the individual became an executive officer.
Employment and Change in Control Agreements
The section below describes the employment agreements that we have entered into with our Chief Executive Officer and Chair of our board of directors, as well as the form of employment agreement that each of our other executive officers entered into.
Chief Executive Officer
We previously entered into an employment agreement with Lisa Im. The original agreement is dated April 15, 2002, modified by a Second Amendment dated February 22, 2008, and automatically renews each year unless terminated by either the company or Ms. Im. This agreement sets forth the terms and conditions of employment of Ms. Im, including initial base salary, target bonus opportunity (if any), and initial equity grants and employee benefits eligibility. The agreement also provides for severance or other payments in connection with a termination of employment or change in control of the Company.
In the event Ms. Im’s employment with us is terminated by us without cause or she resigns for good reason in each case within the twelve-month period immediately following the closing of a change of control, subject to the execution of a general release of claims, Ms. Im is entitled to a severance payment equal to the sum of: (i) twelve months of her then current annual base salary; and (ii) highest cash bonus paid within the past five years. As of April 20,2023, the aggregate change of control payment would be equal to $600,105 for Ms. Im. Ms. Im is also entitled to up to 12 months of health insurance premium payments for herself and her family.
For purposes of Ms. Im’s change of control agreement:
• A Change in control occurs (i) if any person or group becomes the beneficial owner of 50% of the Company’s voting securities, (ii) if certain changes of the individuals who constitute the board of directors occur during any period of two consecutive years, (iii) upon consummation of a reorganization, merger or consolidation unless certain conditions are met, or (iv) upon stockholder approval of a complete liquidation of the Company.
• Triggering termination is defined as Ms. Im’s termination for any reason other than (i) her death, (ii) her disability that entitles her to receive long-term disability benefits from the Company, (iii) her retirement on or after the age of 65, (iv) her termination for cause, or (v) her resignation of employment for good reason.
• Cause is defined as (i) the criminal conviction for embezzlement from the Company, (ii) the violation of a felony committed in connection with employment, (iii) the willful refusal to perform the reasonable duties of her position with the Company, (iv) the willful violation of the policies of the Company which is determined in good faith by the board of directors to be materially injurious to the employees, directors, property, or financial condition of the Company, or (v) the willful violation of the provisions of a confidentiality or non-competition agreement with the Company.
• Good reason is defined as (i) a reduction in Ms. Im’s salary that was in effect immediately prior to a change of control, (ii) the relocation of the Company’s office that would add 35 miles or more to Ms. Im’s commute, or (iii) if the Company reduces certain benefits or vacation days that Ms. Im received prior to the change of control.

Other Named Executive Officers
Each of our named executive officers, other than Ms. Im, has entered into our standard form of employment agreement. Our standard employment agreement provides for the named executive officer’s initial salary at the time of the agreement and grants the named executive officer the right to participate in our standard benefit plans. These agreements also contain confidential information and invention assignment provisions and do not provide for severance.
Tax Considerations
As a general matter, our compensation committee reviews and considers the various tax and accounting implications of compensation programs we utilize.
Compensation Recoupment (“Clawback”) Policy
In April 2021, our board of directors adopted a compensation recoupment policy. The policy enables our compensation committee, if it determines appropriate and subject to applicable laws, to recover from our executive officers and other employees subject to the policy any incentive compensation, including any cash or equity compensation, granted, awarded, earned or vested based in whole or in part on the attainment of a financial reporting measure or non-financial measure in the event of misconduct or miscalculation of performance measure results. We are monitoring the proposed SEC rules on recoupment and plan to modify our recoupment policy in accordance with any applicable final SEC or other rules.
Limitations on Hedging and Pledging
Under our insider trading policy, our employees, including our executive officers, and board members are prohibited from trading in our securities on a short-term basis, purchasing our securities on margin, making short sales in our securities, buying or selling put or call options on our stock, pledging our securities as collateral for a loan, and engaging in other hedging or monetization transactions such as prepaid variable forwards, equity swaps, collars and exchange funds, that permit a holder to continue to own our securities but, without the full risks and rewards of ownership.

Summary Compensation Table
The following table presents information concerning the total compensation of our named executive officers for services rendered to us in all capacities for the fiscal years ended December 31, 2022 and December 31, 2021:

Name and Principal Position	Year	Salary($)	Bonus($)	Stock Awards($)(1)	All other Compensation($)		Total($)
Lisa C. Im	2022	400,005			22,223	(2)	422,228
Chief Executive Officer and Chair of the Board of Directors	2021	399,195	71,000		22,223	(2)	492,418

Harold T. Leach, Jr.	2022	242,008			24,193	(3)	266,201
Chief Compliance Officer	2021	242,008	58,200	229,000	24,193	(3)	553,401

Ian A. Johnston	2022	240,000		218,661	4,341	(4)	463,002
Vice President and Chief Accounting Officer	2021	240,000	41,200	229,000	4,341	(4)	514,541

Simeon M. Kohl	2022	340,772		677,582	1,798	(4)	1,020,152
President	2021	290,008	62,300	370,980	1,385	(4)	724,673
(1)    The value of the equity awards is based on the fair value of the award as of the grant date calculated in accordance with ASC 718, excluding any estimate of future forfeitures. Our assumptions with respect to the calculation of these values are set forth in Note 8 “Stock-based Compensation” in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal years ended December 31, 2022 and 2021. Regardless of the value on the grant date, the actual value that may be recognized by the executive officers will depend on the market value of our common stock on a date in the future when a stock award vests or a stock option is exercised.
(2)    Includes payments for vehicle allowance ($18,000) and life insurance benefits ($4,223).
(3)     Includes payments for vehicle allowance ($20,400) and life insurance benefits ($3,793).
(4)    Payments for life insurance benefits.

Outstanding Equity Awards at Fiscal Year-End
The following table presents information on all outstanding equity awards held by our named executive officers as of December 31, 2022:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options(#)		Option Exercise Price ($/share)	Expiration Date of Options	Number of Shares or Units of Stock that have not Vested(#)		Market Value of Shares or Units of Stock that have not Vested($)(1)
	Exercisable	Unexercisable
Lisa C. Im	60,000	—	13.55	3/7/2023	—		—

Harold T. Leach, Jr.	30,000	—	13.55	3/7/2023	37,500	(5)	135,375

Ian A. Johnston	—	—			11,250	(2)	40,613
					10,050	(3)	36,281
					31,376	(4)	113,267
					37,500	(5)	135,375
					79,225	(7)	286,002

Simeon M. Kohl	10,000	—	11.00	9/19/2023	11,250	(2)	40,613
					10,050	(3)	36,281
					30,458	(4)	109,953
					60,750	(5)	219,308
					100,000	(6)	361,000
					166,153	(7)	599,812
(1)The market value is based on $3.61 per share, which was the market price of our common stock on December 31, 2022.
(2)As of December 31, 2022, 75% of this restricted stock unit award is vested, and will vest 25% of the remaining covered shares on the fourth anniversary of April 29, 2019, provided that the Reporting Person remains in continuous service through each vest date.
(3)Restricted Stock Unit award was granted on May 2, 2019. The number of Restricted Stock Units reported represents the maximum of 200% of the target level for this Restricted Stock Unit award. These Restricted Stock Units shall vest over a nearly four year period based upon continuing service and the trading price of PFMT's Common Stock during the relevant vesting period. Specifically, and subject to the vesting limitations described in the following sentence, the trading price for PFMT's shares will need to be sustained for 60 consecutive trading days for one of the following vesting thresholds to have been met: (1) $2.75 per share stock price for 60 consecutive trading days triggers 12.5% vesting; (2) $3.00 per share stock price for 60 consecutive trading days triggers 25% vesting; (3) $3.25 per share stock price for 60 consecutive trading days triggers 37.5% vesting; (4) $3.50 per share stock price for 60 consecutive trading days triggers 50% vesting; (5) $3.75 per share stock price for 60 consecutive trading days triggers 66.5% vesting; (6) $4.00 per share stock price for 60 consecutive trading days triggers 83% vesting; and (7) $4.25 per share stock price for 60 consecutive trading days triggers 100% vesting (the "Share Price Thresholds"). On April 29 in each of 2020, 2021, 2022 and 2023 (each a "vesting date"), if the Share Price Thresholds have been achieved during the preceding year and assuming the Reporting Person's continued service through each vest date (1) up to a maximum of 25% of the Restricted Stock Units will vest upon the first vesting date; (2) up to a maximum of 50% of the Restricted Stock Units will vest upon the second vesting date; (3) up to a maximum of 75% of the Restricted Stock Units will vest upon the third vesting date; and (4) up to 100% of the Restricted Stock Units will vest upon the fourth vesting date. 4) That portion of the Restricted Stock Units that would vest solely on the basis of the share price thresholds that exceeds the maximum vesting limitations for the first, second and third vesting dates will not vest until the subsequent vesting date or dates (e.g., if the $3.50 per share trading price threshold is attained prior to the first vesting date which would otherwise trigger 50% vesting, then 25% of Restricted Stock Units will vest as of the first vesting date, with the remaining 25% of the Restricted Stock Units to vest as of the second vesting date, subject to the vesting limitations as of such vesting date and continued service as of such vesting date). Linear interpolation will be applied between milestones for determining vesting on the third and fourth vesting dates.
(4)The restricted stock unit award vests at a rate of 33% annually, with the final 33% vesting on the third anniversary of July 30, 2020, provided that the Reporting Person remains in continuous service through each vest date.
(5)The restricted stock unit award vests at a rate of 25% annually on the first, second, third and fourth anniversaries of August 14, 2021, provided that the Reporting Person remains in continuous service through each vest date.
(6)The restricted stock unit award vests at a rate of 25% annually on the first, second, third and fourth anniversaries of March 10, 2022, provided that the Reporting Person remains in continuous service through each vest date.
(7)The restricted stock unit award vests at a rate of 25% annually on the first, second, third, and fourth anniversaries of August 15, 2022, provided that the Reporting Person remains in continuous service through each vest date.

Pay Versus Performance

Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(2)	Average Summary Compensation Table Total For Non-PEO Named Executive Officers ($)(3)	Average Compensation Actually Paid to Non-PEO Named Executive Officers ($)(4)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return ($)(5)	Net Income (loss) ($)(in thousands)
2022	$422,228	$422,228	$583,118	$789,994	$409.76	$(6,537)
2021	$492,418	$492,418	$597,538	$696,029	$273.55	$(10,288)
(1)    The dollar amounts reported are the amounts reported in the “Total” column of the Summary Compensation Table for Lisa C. Im, our CEO.
(2)    The amounts shown for “Compensation Actually Paid ” (CAP) have been calculated in accordance with SEC rules and represent amounts reported in the Summary Compensation Table. For Ms. Im, our CEO, there were no adjustments required to the amounts disclosed in the Summary Compensation Table, as Ms. Im does not have any outstanding restricted stock unit or in-the-money option awards.
(3)     Our non-PEO Named Executive Officers for 2021 and 2022 are comprised of Mr. Kohl, Mr. Leach, and Mr. Johnston.
(4)    The following table sets forth the adjustments made to the information provided in the Summary Compensation Table to arrive at the Average Compensation Actually Paid for our non-PEO Named Executive Officers for each of the years presented:

Adjustments to Determine Compensation "Actually Paid" for Non-PEO NEOs	2022	2021
Deduction for Amounts Reported under the "Stock Awards" Column in the SCT	(298,748)	(276,327)
Deduction for Amounts Reported under the "Option Awards" Column in the SCT	—	—
Increase for Fair Value of Awards Granted during year that Remain Unvested as of Year end	415,605	145,403
Increase for Fair Value of Awards Granted during year that Vest during year	—	—
Increase/deduction for Change in Fair Value from Prior Year-end to current Year-end of Awards Granted Prior to year that were Outstanding and Unvested as of Year-end	88,034	143,302
Increase/deduction for Change in Fair Value from Prior Year-end to Vesting Date of Awards Granted Prior to year that Vested during year	1,985	86,113
Deduction of Fair Value of Awards Granted Prior to year that were Forfeited during year	—	—
Increase based upon Incremental Fair Value of Awards Modified during year	—	—
Increase based on Dividends or Other Earnings Paid during year prior to Vesting Date of Award	—	—
Total Adjustments	206,876	98,491
(5)    Total Shareholder Return is calculated as the sum of the difference between our share price at the end of each year shown and the beginning of the measurement period. There were no dividends paid during the measurement period. The share price difference is divided by our share price at the beginning of the measurement period. The beginning of the measurement period for each year in the table is December 31, 2020.
The information provided above indicates the relationships between Compensation Actually Paid, or CAP, for our PEO and our non-PEO NEOs and selected measures in accordance with SEC rules. The CAP amounts, as calculated per SEC rules, do not fully represent the actual final amount of compensation earned or actually paid to our PEO or other NEOs during the applicable fiscal years. The Pay versus Performance table above, including any correlation between CAP and TSR or net income also does not capture the material performance measures used to align our executive compensation with our overall performance. We currently do not use TSR or net income as a metric in establishing our executive compensation plans. There are other metrics that we use to link our performance to our executive compensation, which include annual revenue (which accounts for 65% of eligible target bonuses for 2022) and EBITDA (which accounts for 35% of eligible target bonuses for 2022).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of April 20, 2023 about the number of shares of Common Stock beneficially owned by:
•    each person or group of persons known to us to be the beneficial owner of more than 5% of our Common Stock;
•    each of our current executive officers named under “Executive Compensation—Summary Compensation Table”;
•    each of our directors; and
•    all of our directors and executive officers as a group.
Unless otherwise noted below, the address of each beneficial owner listed in the table is: c/o Performant Financial Corporation, 333 North Canyons Parkway, Livermore, California 94551.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.
The percentage of Common Stock beneficially owned is based on 75,505,108 shares issued and outstanding as of April 20, 2023. For purposes of calculating each person’s or group’s percentage ownership, shares of common stock issuable pursuant to the terms of stock options or restricted stock units exercisable or vesting within 60 days after April 20, 2023 are included as outstanding and beneficially owned for that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

Name of Beneficial Owner	Shares Beneficially Owned
	Number (1)	Percentage
5% Stockholders:

Prescott Group Capital Management, LLC (2)	15,763,291	20.9%
First Light Asset Management, LLC (3)	7,789,280	10.3%
Parthenon DCS Holdings, LLC (4)	4,352,275	5.8%
Mill Road Capital Management, LLC (5)	3,511,292	4.6%

Executive Officers and Directors:
Lisa C. Im	1,416,434	1.9%
Harold T. Leach, Jr.	530,404	*
Ian A. Johnston (6)	240,922	*
Simeon M. Kohl (7)	274,697	*
Bradley M. Fluegel (8)	413,924	*
William D. Hansen (9)	400,429	*
James LaCamp (10)	327,219	*
Eric Yanagi (5)	3,511,292	4.6%
All Executive Officers and Directors as a group (8 persons) (11)	7,115,321	9.4%
(1)Unless otherwise indicated, includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person. Unless otherwise noted, shares are owned of record and beneficially by the named person.

(2)Based on a Schedule 13D/A filed with the SEC on March 20, 2023, by Prescott Group Capital Management, L.L.C. (“PGC”), and certain entities affiliated or associated with PGC, including Prescott Group Aggressive Small Cap, L.P., Prescott Group Aggressive Small Cap II, L.P. (collectively, the “Small Cap Funds”), and Phil Frohlich, the principal of PGC, reflecting shared voting and dispositive power with respect to 15,763,291 shares of common stock of the Company purchased by the Small Cap Funds through the account of Prescott Group Aggressive Small Cap Master Fund, G.P., (“Prescott Master Fund”), of which the Small Cap Funds are general partners. PGC serves as the general partner of the Small Cap Funds. The principal business address of PGC is 1924 South Utica Suite 1120, Tulsa, Oklahoma, 74104.
(3)Based on a Schedule 13G filed with the SEC on February 3, 2023, jointly by First Light Asset Management, LLC (the “Manager”) and Mathew P. Arens ("Mr. Arens"). The Manager may be deemed to be the beneficial owner of shares of common stock of the Company. The Manager acts as an investment adviser to certain persons holding separately managed accounts with the Manager, each of whom has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, those shares. The Manager may also be deemed to be the beneficial owner of these shares because it acts as an investment adviser to certain private funds. Mr. Arens may also be deemed to be the beneficial owner of these shares because he controls the Manager in his position as managing member and majority owner of the Manager. The principal business address of the filers is 3300 Edinborough Way, Suite 201, Edina, MN 55435.
(4)The number of shares beneficially owned as of the record date is based on information provided by Parthenon DCS Holdings, LLC on April 20, 2023. Based on a Schedule 13G/A filed with the SEC on February 8, 2023 by Parthenon DCS Holdings, LLC (“DCS Holdings”), the reported shares are owned of record by DCS Holdings. Parthenon Investors II, L.P., as the manager of DCS Holdings; PCAP Partners II, LLC, as the general partner of Parthenon Investors II, L.P.; PCAP II, LLC, as the managing member of PCAP Partners II, LLC; PCP Managers, LLC, as the managing member of PCAP II, LLC; and Mr. Golson, William Kessinger and David Ament, as managing members of PCP Managers, LLC, may be deemed to beneficially own the securities owned of record by DCS Holdings. Mr. Golson is a Managing Director of Parthenon Capital Partners, an affiliate of PCAP Partners II, LLC. Each of the foregoing persons disclaims beneficial ownership of the reported securities except to the extent of their pecuniary interest therein. The address for the foregoing persons is c/o Parthenon Capital Partners, Four Embarcadero Center, Suite 3610, San Francisco, California 94111.
(5)Based on a Form 4 filed with the SEC on June 8, 2021 by Eric Yanagi, 3,261,675 of the shares reported are directly held by Mill Road Capital II, L.P. (the "Fund"). Mr. Yanagi is a management committee director of Mill Road Capital II GP LLC (the "GP"), which is the sole general partner of the Fund and has sole authority to vote (or direct the vote of), and to dispose (or direct the disposal) of, these shares on behalf of the Fund. Mr. Yanagi (referred to as the “Reporting Person”) disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein, if any. In addition, the shares reported include 181,324 shares of common stock from RSU awards to Mr. Yanagi that vested in 2021 and 2022, and 68,293 shares underlying RSUs scheduled to vest within 60 days of April 20, 2023, all of which Mr. Yanagi has directed to be delivered to Mill Road Capital Management, LLC.. Pursuant to a pre-existing contractual obligation, Mill Road Capital Management, LLC, an affiliate of the Reporting Person that does not have Section 13(d) beneficial ownership of any securities of the issuer, has the right to receive the economic benefit of the reported shares and, accordingly, Mr. Yanagi has no direct pecuniary interest in such shares. The principal business address of Mill Road Capital II, L.P. is 382 Greenwich Ave, Suite One, Greenwich, Connecticut, 06830.
(6)Includes 11,250 shares underlying RSUs scheduled to vest within 60 days of April 20, 2023.
(7)Includes 10,000 shares subject to options exercisable within 60 days of April 20, 2023, and 36,250 shares underlying RSUs scheduled to vest within 60 days of April 20, 2023.
(8)Includes 35,377 shares underlying RSUs scheduled to vest within 60 days of April 20, 2023.
(9)Includes 35,377 shares underlying RSUs scheduled to vest within 60 days of April 20, 2023.
(10)Includes 35,377 shares underlying RSUs scheduled to vest within 60 days of April 20, 2023.
(11)Includes 10,000 shares subject to options exercisable within 60 days of April 20, 2023 and 221,924 underlying RSUs scheduled to vest within 60 days of April 20, 2023

AUDIT COMMITTEE REPORT
As part of fulfilling its responsibilities, the audit committee reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2022 with management and Baker Tilly US, LLP, or "Baker Tilly", and discussed with Baker Tilly those matters required by Auditing Standard No. 1301 as adopted by the Public Company Accounting Oversight Board, or the PCAOB. The audit committee received the written disclosures and the letter from Baker Tilly required by applicable requirements of the PCAOB regarding Baker Tilly’s communications with the audit committee concerning independence and has discussed with Baker Tilly its independence.
Based on these reviews and discussions with management and Baker Tilly, the audit committee recommended to the board of directors that the Company’s audited financial statements for the fiscal year ended December 31, 2022 be included in its Annual Report on Form 10-K filed with the SEC.
The Audit Committee Members
James LaCamp (Chair)
William D. Hansen
Bradley M. Fluegel
Fees Paid to Independent Registered Public Accounting Firm
The audit committee’s policy is to evaluate and determine that the services provided by the Company’s auditors in each year are compatible with the respective auditor’s independence. The following table shows fees billed for each of 2022 and 2021 for professional services rendered by Baker Tilly for the audit of our financial statements and other services.

Year	Audit Fees(1)	Audit-Related Fees(2)	Tax Fees	All Other Fees(3)
2022	1,129,533	—	—	—
2021	1,169,440	—	—	11,500
(1)    Audit fees are fees for the audit of the Company’s annual financial statements. Audit fees also include fees for the review of financial statements included in the Company’s quarterly reports on Form 10-Q, for services that are normally provided in connection with statutory and regulatory filings or engagements, and in connection with public equity offerings and registration statements.
(2)    Audit-Related Fees are fees billed for the assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.”
(3)    All other fees are fees for products and services other than the services described above.
Audit Committee Pre-Approval Procedures
With respect to independent auditor services and fees, it is our practice to provide pre-approval of audit, audit-related, tax and other specified services on an annual basis. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, we seek specific pre-approval by the audit committee. Other specified services provided by the Company's auditors are generally reapproved only when the fees charged for the provision of such services is expected to be different than the prior year or normal fees. Proposed services anticipated to exceed pre-approved cost levels are discussed with the audit committee. It is our practice that the audit committee Chair has pre-approval authority with respect to permitted services. The Chair of the audit committee reports any pre-approval decisions to our audit committee at its next scheduled meeting.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023
Based upon its review of Baker Tilly US, LLP (“Baker Tilly”) qualifications, independence and performance, the audit committee of our board of directors has appointed Baker Tilly to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2023. Representatives of Baker Tilly are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
The appointment of our independent registered public accounting firm is not required to be submitted for ratification by the stockholders. However, as a matter of proper corporate governance, the audit committee is submitting its appointment of Baker Tilly as the Company’s independent registered public accounting firm for 2023 for ratification by our stockholders.
If our stockholders fail to ratify the appointment of Baker Tilly, the audit committee may reconsider whether to retain Baker Tilly, and may continue to retain that firm or appoint another firm without resubmitting the matter to our stockholders. Even if our stockholders ratify the appointment of Baker Tilly, the audit committee may, in its discretion, appoint a different independent registered public accounting firm for us if it determines that such a change would be in the best interests of the Company and our stockholders.
The affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter at the Annual Meeting is required to ratify the appointment of Baker Tilly as our independent registered public accounting firm for 2023.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF BAKER TILLY AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023.

PROPOSAL 3 — ADVISORY VOTE TO APPROVE THE COMPENSATION FOR THE COMPANY'S NAMED EXECUTIVE OFFICERS
At the Annual Meeting, stockholders will vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers in accordance with Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), commonly known as a “say-on-pay” vote. The say-on-pay vote is an advisory vote on the compensation of the Company’s named executive officers, as such compensation is disclosed pursuant to Item 402 of Regulation S-K in the section titled “Executive Compensation” in this proxy statement. The say-on-pay vote is not a vote on the Company’s general compensation policies, compensation of the board of directors, or the Company’s compensation policies as they relate to risk management.
As an advisory vote, the say-on-pay vote is not binding on either the Company or the board of directors. However, the board of directors values the opinions of our stockholders, and, to the extent there is any significant vote against the Company’s executive compensation as disclosed in this proxy statement, the Company will consider our stockholders’ concerns and evaluate what actions may be appropriate to address those concerns.
Stockholders will be asked at the annual meeting to approve the following resolution pursuant to this proposal:
RESOLVED, that the stockholders of Performant Financial Corporation approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as such compensation is disclosed pursuant to Item 402 of Regulation S-K in the section titled “Executive Compensation” in the Company’s definitive proxy statement for the 2023 annual meeting.
Unless the board of directors implements a policy of holding say-on-pay votes more frequently than once every three years, the next advisory vote to approve the Company’s executive compensation will occur at the 2026 annual meeting.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

GENERAL INFORMATION
Stockholder Proposals for the 2024 Annual Meeting
To be considered for inclusion in the Company’s proxy materials for the 2024 annual meeting, stockholder proposals must be received at our principal executive offices not less than 120 days prior to the first anniversary date of the mailing date of the enclosed proxy materials, or January 4, 2024. These proposals must also comply with the proxy submission rules of the Securities and Exchange Commission under Rule 14a-8.
A stockholder proposal not included in the Company’s proxy statement for the 2024 annual meeting of stockholders will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our Secretary at the principal executive offices of the Company in accordance with the provisions of our bylaws, which require that such notice be given not more than 120 days nor less than 90 days prior to the first anniversary of the date of the preceding annual meeting of stockholders. However, in the event the date of the 2024 annual meeting is more than 30 days before or 60 days after the anniversary date of the 2023 Annual Meeting, in order for a notice to be timely, it must be delivered not later than the close of business on the later of the 90th day prior to the 2024 annual meeting or the close of business on the 10th day following the day on which we first publicly announce the date of the 2024 annual meeting.
Annual Report and Financial Statements
A copy of our 2022 Annual Report to Stockholders, which includes our financial statements for the year ended December 31, 2022, is enclosed or provided with this proxy statement and other voting materials.
Delinquent Section 16(a) Reports
Under U.S. securities laws, directors, certain executive officers and any person holding more than 10% of our common stock must report their initial ownership of the common stock and any changes in that ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this proxy statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and written representations of our directors and executive officers, we believe all persons subject to reporting filed the required reports on time in 2022.
Stockholders Sharing the Same Last Name and Address
To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding our stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of our proxy materials until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.
If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our annual report or proxy statement mailed to you, please submit a request to our Secretary or call (925) 960-4800, and we will promptly send you what you have requested. You can also contact our Secretary at the phone number above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

Copies of Corporate Governance Materials Available
Our board of directors has adopted various Corporate Governance Guidelines setting forth our governance principals and governance practices. These documents are available for downloading or printing on our web site at www.performantcorp.com, by selecting “Investors” and then “Governance.”
•    Audit Committee Charter
•    Compensation Committee Charter
•    Nominating and Governance Committee Charter
•    Conflict of Interest and Ethics Policy
•    Code of Ethics for Senior Financial Officers and Directors
•    Whistle Blower Policy